EXHIBIT   2.2

NOTICE OF ANNUAL GENERAL

AND SPECIAL MEETING OF SHAREHOLDERS

AND INFORMATION CIRCULAR

TO BE HELD ON

TUESDAY, JUNE 27, 2006

AT 2:30 P.M.

MINCO MINING & METALS CORPORATION

NOTICE OF ANNUAL GENERAL

AND SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual General and Special Meeting of the Shareholders of Minco Mining & Metals Corporation (the "Company"), will be held at The Terminal City Club, The Walker Room, located at 837 West Hastings Street, Vancouver, B.C. V6C 1B6, on Tuesday, June 27, 2006 at 2:30 p.m., Vancouver time, for the following purposes:

1.

To receive the report of the Directors of the Company;

2.

To receive the Audited Financial Statements of the Company for the year ending December 31, 2005;

3.

To appoint Ernst & Young, LLP, Chartered Accountants, as the Auditor of the Company for the ensuing year and to authorize the Directors to fix the Auditor's remuneration;

4.

To fix the number of Directors of the Company at four (4);

5.

To elect Directors for the ensuing year;

6.

To approve by an ordinary resolution the grant of authority to the board of directors to reserve for issuance in excess of the Company’s issued and outstanding common shares to facilitate new acquisitions and financings during the ensuing year as more particularly described in the accompanying Information Circular;

7.

To approve by an ordinary resolution to ratify, approve and confirm the actions, deeds and conduct of the directors and officers taken on behalf of the Company since the Company’s incorporation;

8.

To transact such other business as may properly be brought before the Meeting and any and all adjournments thereof.

Accompanying this Notice are the Financial Statements as at December 31, 2005, together with the Report of the Auditor thereon, an Information Circular, and an Instrument of Proxy.

A Shareholder who is unable to attend the meeting in person is entitled to appoint a proxyholder to attend and vote in the Shareholder’s stead. If you cannot be personally present, please refer to the notes accompanying the Instrument of Proxy enclosed and then complete and deposit the Instrument of Proxy with Computershare Trust Company of Canada within the time set out in the notes, as set out below.

The Instrument of Proxy must be signed by the Shareholder or by the Shareholder’s attorney authorized in writing, or, if the Shareholder is a corporation, by an officer or director thereof as an authorized signatory.

The completed Instrument of Proxy must be deposited at the office of Computershare Trust Company of Canada at least 48 hours before the time of the meeting (excluding Saturdays, Sundays and holidays), or any adjournment thereof.

The enclosed Instrument of Proxy is solicited by management but you may amend it, if you so desire, by striking out the names of the management proxyholders shown and inserting in the space provided the name of the person you wish to represent you at the meeting.

DATED at Vancouver, British Columbia, this 5th day of May, 2006.

BY ORDER OF THE BOARD

“"Ken Z. Cai"

President and

Chief Executive Officer

MINCO MINING & METALS CORPORATION

Suite #1980, 1055 West Hastings Street

Vancouver, British Columbia  V6E 2E9

Tel: (604) 688-8002 Fax: (604) 688-8030

E-mail: info@mincomining.ca

_________________________________________________

INFORMATION CIRCULAR

As at May 5, 2006 unless otherwise noted

FOR THE ANNUAL GENERAL AND SPECIAL MEETING

OF THE SHAREHOLDERS

TO BE HELD ON JUNE 27, 2006

SOLICITATION OF PROXIES

This information circular is furnished in connection with the solicitation of proxies by the management of Minco Mining & Metals Corporation (the “Company”) for use at the Annual General and Special Meeting (the “Meeting”) of the Shareholders of the Company to be held at the time and place and for the purposes set forth in the Notice of Meeting and at any adjournment or postponement thereof.

PERSONS OR COMPANIES MAKING THE SOLICITATION

The enclosed Instrument of Proxy is solicited by management. Solicitations will be made by mail and possibly supplemented by telephone or other personal contact to be made without special compensation by regular officers and employees of the Company. The Company does not reimburse Shareholders' nominees or agents (including brokers holding shares on behalf of clients) for the cost incurred in obtaining from their principals, authorization to execute the Instrument of Proxy. No solicitation will be made by specifically engaged employees or soliciting agents. The cost of solicitation will be borne by the Company. None of the directors of the Company have advised that they intend to oppose any action intended to be taken by Management as set forth in this Information Circular.

APPOINTMENT AND REVOCATION OF PROXIES

The persons named in the accompanying Instrument of Proxy are directors or officers of the Company. A Shareholder has the right to appoint a person to attend and act for him/her on his/her behalf at the Meeting other than the persons named in the enclosed Instrument of Proxy. To exercise this right, a Shareholder should strike out the names of the persons named in the Instrument of Proxy and insert the name of his/her nominee in the blank space provided, or complete another Instrument of Proxy. The completed Instrument of Proxy should be deposited with the Company's Registrar and Transfer Agent, Computerhare Trust Company of Canada, 510 Burrard Street, Vancouver, British Columbia, V6C 3B9, at least 48 hours before the time of the Meeting or any adjournment or postponement thereof, excluding Saturdays, Sundays and holidays.

The Instrument of Proxy must be dated and be signed by the Shareholder or by his/her attorney in writing, or, if the Shareholder is a Company, it must either be under its common seal or signed by a duly authorized officer.

In addition to revocation in any other manner permitted by law, a Shareholder may revoke a Proxy either by (a) signing a Proxy bearing a later date and depositing it at the place and within the time aforesaid, or (b) signing and dating a written notice of revocation (in the same manner as the Instrument of Proxy is required to be executed as set out in the notes to the Instrument of Proxy) and either depositing it at the place and within the time aforesaid or with the Chairman of the Meeting on the day of the Meeting or on the day of any adjournment or postponement thereof, or (c) registering with the Scrutineer at the Meeting as a Shareholder present in person, whereupon such Proxy shall be deemed to have been revoked.

NON-REGISTERED HOLDERS OF COMPANY’S SHARES

Only Shareholders whose names appear in the Company’s Central Securities Register (the “Registered Shareholders”) or duly appointed proxyholders are permitted to vote at the Meeting. Shareholders who do not hold their common shares in their own name (“Beneficial Shareholders”) are advised that only proxies from Shareholders of record can be recognized and voted at the Meeting. Beneficial Shareholders who complete and return an Instrument of Proxy must indicate thereon the person (usually a brokerage house) who holds their common shares as registered Shareholder.

If common shares are listed in an account statement provided to a Shareholder by a broker, then in almost all cases those common shares will not be registered in such Shareholder’s name on the records of the Company. Such common shares will more likely be registered under the name of the Shareholder’s broker or agent of that broker. In Canada, the vast majority of such shares are registered under the name of CDS & Co. (the registration for the Canadian Depository for Securities, which company acts as nominee for many Canadian brokerage firms). Common shares held by brokers or their nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial Shareholder. Without specific instructions, brokers/nominees are prohibited from voting shares for their clients. The directors and officers of the Company do not know for whose benefit the common shares registered in the name of CDS & Co. are held.

In accordance with National Instrument 54-101 of the Canadian Securities Administrators, the Company has distributed copies of the Notice of Meeting, this Information Circular and the Instrument of Proxy to the clearing agencies and intermediaries for onward distribution. Applicable regulatory policy requires intermediaries/brokers to seek voting instructions from Beneficial Shareholders in advance of Shareholders’ meetings unless the Beneficial Shareholders have waived the right to receive Meeting materials. Every intermediary/broker has its own mailing procedures and provides its own return instructions, which should be carefully followed by Beneficial Shareholders in order to ensure that their common shares are voted at the Meeting. Often the form of proxy supplied to a Beneficial Shareholder by its broker is identical to the Instrument of Proxy provided by the Company to the Registered Shareholders. However, its purpose is limited to instructing the Registered Shareholder how to vote on behalf of the Beneficial Shareholder. Should a Beneficial Shareholder receive such a form and wish to vote at the Meeting, the Beneficial Shareholder should strike out the Management proxyholder’s name in the form and insert the Beneficial Shareholder’s name in the blank provided. The majority of brokers now delegate the responsibility for obtaining instructions from clients to ADP Investor Communications (“ADP”). ADP typically applies a special sticker to the proxy forms, mails those forms to the Beneficial Shareholders and requests Beneficial Shareholders to return the proxy forms to ADP.

ADP then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of common shares to be represented at the Meeting.

A Beneficial Shareholder receiving a proxy with an ADP sticker on it cannot use that proxy to vote common shares directly at the Meeting – the proxy must be returned to ADP well in advance of the Meeting in order to have the common shares voted. All references to Shareholders in this Information Circular and the accompanying Instrument of Proxy and Notice of Meeting are to Shareholders of record unless specifically stated otherwise.

VOTING OF SHARES AND EXERCISE OF DISCRETION OF PROXIES

On any poll, the persons named in the enclosed Instrument of Proxy will vote the shares in respect of which they are appointed and, where directions are given by the Shareholder in respect of voting for or against any resolution, will do so in accordance with such direction.

In the absence of any direction in the Instrument of Proxy, it is intended that such shares will be voted in favour of the motions proposed to be made at the Meeting as stated under the headings in this Information Circular. The Instrument of Proxy enclosed, when properly signed, confers discretionary authority with respect to amendments or variations to any matters which may properly be brought before the Meeting.  At the time of printing of this Information Circular, the Management of the Company is not aware that any such amendments, variations or other matters are to be presented for action at the Meeting. However, if any other matters which are not now known to the Management should properly come before the Meeting, the Proxies hereby solicited will be exercised on such matters in accordance with the best judgement of the nominee.

FINANCIAL STATEMENTS

The audited financial statements of the Company for the year ended December 31, 2005 (the “Financial Statements”), together with the Auditors’ Report thereon, will be presented to the Shareholders at the Meeting. The Financial Statements, together with the Auditors’ Report thereon, are being mailed to the Shareholders with this Information Circular.

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

At May 5, 2006, the Company has 39,556,125 common shares without par value issued and outstanding. All common shares in the capital of the Company are of the same class and each carries the right to one vote. The quorum for a meeting of Shareholders is two persons present in person or by proxy holding not less than 5% of the issued shares of the Company.

May 5, 2006 has been determined as the record date as of which Shareholders are entitled to receive notice of and attend and vote at the Meeting. Shareholders desiring to be represented by proxy at the Meeting must deposit their proxies at the place and within the time set forth in the notes to the Instrument of Proxy in order to entitle the person duly appointed by the proxy to attend and vote thereat.  To the knowledge of the directors and senior officers of the Company, as at May 5, 2006, the following shareholders beneficially owns or controls, directly or indirectly, equity shares carrying more than 10% of the voting rights attached to the common shares of the Company.

Name and Municipality of Residence	Number of Voting Securities	Percentage %
Canadian Deposit for Securities Ltd (CDS & Co) (1) Toronto, Ontario	31,364,455 (1)	79.33%
Ken Z. Cai Vancouver, British Columbia	5,722,531(2)	14.47%

Notes:

(1)

Management of the Company is not aware of the beneficial holders of the shares registered in the name of the Canadian Deposit for Securities Ltd (CDS & Co). CDS is the fiduciary depository of all shares held in brokers’ accounts.

(2)

Dr. Ken Z. Cai, is the President, CEO & a Director of the Company.  Includes 5,401,031 common shares held by Pacific Canada Resources Ltd., a private company, of which Dr. Ken Z. Cai has more than a 10% interest.  In addition, Dr. Cai holds options to purchase a further 595,500.

FIXING THE NUMBER OF DIRECTORS AND ELECTION OF DIRECTORS

The persons named in the enclosed instrument of proxy intend to vote in favour of the ordinary resolution fixing the number of directors at four (4). Although management is nominating four (4) individuals to stand for election, the names of further nominees for directors may come from the floor at the Meeting. Each director of the Company is elected annually and holds office until the next Annual General Meeting unless that person ceases to be a director before then. Management of the Company proposes to nominate the persons herein listed for election as directors of the Company to serve until their successors are elected or appointed.

In the absence of instructions to the contrary, the shares represented by proxy will, on a poll, be voted for the nominees herein listed. MANAGEMENT OF THE COMPANY DOES NOT CONTEMPLATE THAT ANY OF THE NOMINEES WILL BE UNABLE TO SERVE AS A DIRECTOR. IN THE EVENT THAT PRIOR TO THE MEETING ANY VACANCIES OCCUR IN THE SLATE OF NOMINEES HEREIN LISTED, IT IS INTENDED THAT DISCRETIONARY AUTHORITY SHALL BE EXERCISED BY MANAGEMENT TO VOTE THE PROXY ON ANY POLL FOR THE ELECTION OF ANY PERSON OR PERSONS AS DIRECTOR.

The following table sets out the names of the persons to be nominated for election as directors, the positions and offices which they presently hold with the Company, their respective principal occupations or employment during the past five years if such nominee is not presently an elected director and the number of shares of the Company which each beneficially owns, directly or indirectly, or over which control or direction is exercised as of the date of this Information Circular:

NAME AND MUNICIPALITY OF RESIDENCE OF NOMINEE AND PRESENT POSITION WITH THE COMPANY	PRINCIPAL OCCUPATION AND POSITIONS DURING LAST FIVE YEARS	PERIOD FROM WHICH NOMINEE HAS BEEN A DIRECTOR	NUMBER OF COMMON SHARES HELD (2) (3)	% OF ISSUED SHARE CAPITAL
Ken Z. Cai Vancouver, B.C. President, CEO and Director	President and CEO of Minco Mining & Metals Corporation from February 1996 to present; President, CEO and Director of Minco Silver Corporation from 2004 to present; Chairman, CEO and Director of Tranzcom China Security Networks Inc. from 1991 to present; Director of Gobi Gold Inc. from August 2005 to present; Director of Dragon Pharmaceuticals Inc. from September 1998 to January 2005.	February, 29, 1996	5,722,531(4)	14.47%

NAME AND MUNICIPALITY OF RESIDENCE OF NOMINEE AND PRESENT POSITION WITH THE COMPANY	PRINCIPAL OCCUPATION AND POSITIONS DURING LAST FIVE YEARS	PERIOD FROM WHICH NOMINEE HAS BEEN A DIRECTOR	NUMBER OF COMMON SHARES HELD (2) (3)	% OF ISSUED SHARE CAPITAL
William Meyer Vancouver, B.C. Chairman and Director Former Member of Audit Committee (5)	Director and Chairman of the Board of Minco Mining & Metals Corporation from 1999 to present; Director of Trans America Industries Ltd. from 1998 to present; Director of New Cantech Ventures Inc. from 1998 to present; Director of GGL Diamond Corp. from 1994 to present; Director of Lysander Minerals from 1995 to present; Director of Silver Standard Resources Inc. from 1993 to present; Chairman and Director of Minco Silver Corporation from 2004 to present.	July 16, 1999	111,571 (5)	0.28%
Robert M. Callander North York, Ontario (1) (6) (7) Director	Currently Vice President of Caldwell Securities Ltd.; Director of Urbana Corporation from 1997 to present.	August 23, 1996	57,300 (6)	0.14%
Heinz Frey (1) (6) (7) Solothurn, Switzerland Director	CEO of MAHEF GmbH from August 1998 to present; President & Director of Tranzcom China Security Networks Inc. from December 2001 to present; Vice Chairman of Securitas AG from May 1992 to present; Director of Dragon Pharmaceutical, Inc. from August 2005 to Present Director of Scintilla from May 1981 to May 2003.	January 30, 2006	Nil	0.02%

Notes:

(1)	Current member of the Audit Committee of the Company.
(2)

Common shares beneficially owned, directly and indirectly, or over which control or direction is exercised, at the date hereof, based upon the information furnished to the Company by individual directors and officers.  Unless otherwise indicated, such shares are held directly.  These figures do not include shares that may be acquired on the exercise of any share purchase warrants or stock options held by the respective directors or officers.  In addition to the shares disclosed in the table, the directors and officers also hold incentive stock options to purchase up to an additional 1,420,500 shares as follows:  595,500 options as to Ken Z, Cai; 575,500 as to William Meyer ;  50,000 as to Robert M. Callander; and 200,000 as to Heinz Frey.

(3)

The directors, nominees, officers and other members of management of the Company, as a group beneficially own, directly or indirectly, 5,891,402 common shares of the Company, representing 14.87% of the total issued and outstanding common shares of the Company, including 5,401,031 shares held by Pacific Canada Resources Ltd. (Note (4)).

(4)	Includes 5,401,531 common shares held by Pacific Canada Resources Ltd., a private company, of which Dr. Ken Z. Cai has more than a 10% interest. Also includes 595,500 common shares subject to options.
(5)	Mr. Meyer was a Member of the Audit Committee from November 1, 1999 to October 3, 2005.
(6)	Current member of the Nominations Committee of the Company.
(7)	Current member of the Compensation Committee of the Company.

All of the nominees are residents of Canada, except for Heinz Frey who resides in Solothurn, Switzerland.

Pursuant to the applicable securities registration, the Company is required to have an audit committee. The general function of the audit committee is to review the overall audit plan and the Company’s system of internal controls, to review the results of the external audit, and to resolve any potential dispute with the Company’s auditors. The audit committee of the Company currently consists of Messrs. Gayton, Callander and Frey.  As of the date of this Information Circular, Mr. Gayton is a Director but will not stand for nomination at the Annual General Meeting to be held on June 27, 2006.  The audit committee of the Company will be determined under the discretion of the board of directors.  The Company also has two other committees which are the Nominations Committee and the Compensation Committee.

PENALTIES AND SANCTIONS

None of the persons proposed as directors of the Company:

(a)

is, at the date of this Information Circular, or as been, within 10 years before the date of this Information Circular, a director or executive officer of any company that, while that person was acting in that capacity.

(i)

was the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days,

(ii)

was subject to an event that resulted, after the director or executive officer ceased to be a director or executive officer, in the company being the subject of the cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation for a period of more than 30 consecutive days,

(iii)

or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets, or

(b)

has, within the 10 years before the date of this Information Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the such person.

APPOINTMENT AND REMUNERATION OF AUDITOR

The persons named in the enclosed Instrument of Proxy will vote for the appointment of Ernst & Young LLP, of Vancouver, British Columbia, as Auditor of the Company, to hold office until the next Annual General Meeting of the Shareholders at remuneration to be fixed by the Directors.  Since the Company's last audit, the Company's auditors, Ellis Foster Chartered Accountants, have entered into a transaction with Ernst & Young LLP under which certain assets of Ellis Foster were sold to Ernst & Young LLP and the professional staff and partners of Ellis Foster joined Ernst & Young LLP either as employees or partners of Ernst & Young LLP and are carrying on their practice as members of Ernst & Young LLP.  If a majority of the common shares represented at the Meeting are withheld from voting in respect of the appointment of Ernst & Young LLP as auditors of the Company, the board of directors will appoint another accounting firm upon the recommendation of the Audit Committee.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Other than as disclosed elsewhere in this Information Circular, none of the directors or executive officers of the Company, no proposed nominee for election as a Director of the Company, none of the persons who have been directors or executive officers of the Company since the commencement of the Company's last completed financial year and no associate or affiliate of any of the foregoing persons has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting.

INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

None of the Insiders of the Company, no management nominee for election as a director of the Company, none of the persons who have been directors or executive officers of the Company since the commencement of the Company’s last financial year, and no associate or affiliate of any of them has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any transaction since the commencement of the Company’s most recently completed financial year or in an proposed transaction which has materially affected or would materially affect the Company other than as disclosed under the heading “Executive Compensation”, “Directors” and “Particulars of Matters to be Acted Upon”.

STATEMENT OF EXECUTIVE COMPENSATION

A.

Executive Officers of the Company

The following table contains information about the compensation paid to, or earned by, those who were, at December 31, 2005, the Company's "Named Executive Officers" (and in addition, the Company’s other executive officers). The Company had three Named Executive Officers during the fiscal year ended December 31, 2005, namely Ken Z. Cai, William Meyer, Simon Anderson and Paul Johnston.

Definitions: For the purpose of this Information Circular:

“Chief Executive Officer” or “CEO” of the Company means an individual who served as chief executive officer of the Company or acted in a similar capacity during the most recently completed financial year;

“Chief Financial Officer” or “CFO” of the Company means an individual who served as chief financial officer of the Company or acted in a similar capacity during the most recently completed financial year;

“executive officer” of the Company for the financial year, means an individual who at any time during the year was:

(a)

a chair of the Company;

(b)

a vice-chair of the Company;

(c)

the president of the Company;

(d)

a vice-president of the Company in charge of a principal business unit, division or function such as sales, finance or production; or

(e)

an officer of the Company or any of its subsidiaries or any other person who performed a policy-making functions in respect of the Company.

“Named Executive Officers” or “NEOs” means:

(a)

each CEO;

(b)

each CFO;

(c)

each of the Company’s three most highly compensated executive officers, other than the CEO and CFO, who were serving as executive officers at the end of the most recently completed financial year, and whose total salary and bonus exceeds $150,000; and

(d)

any additional individuals for whom disclosure would have been provided under above, but for the fact that the individual was not serving as an executive officer of the Company at the end of the most recently completed financial year-end.

“Long Term Incentive Plan” (“LTIP”) means any plan providing compensation intended to motivate performance over a period greater than one financial year. LTIPs do not include option or stock appreciation rights plans or plans for compensation through shares or units that are subject to restrictions on resale. The Company did not grant any LTIP awards during the year ended December 31, 2005.

“Stock Appreciation Right” (“SAR”) means a right, granted by an issuer or any of its subsidiaries as compensation for services rendered or otherwise in connection with office or employment, to receive a payment of cash or an issue or transfer of securities based wholly or in part on changes in the trading price of publicly trading securities.

SUMMARY COMPENSATION

	Annual Compensation				Long Term Compensation
Name and Principal Position	Fiscal Year End	Consulting Fees/ Salary ($)	Bonus ($)	Other Ann. Comp ($)	Common Shares Under Options /SARs Granted (#)	Common Shares or Units Subject to Resale Restrictions ($)	LTIP Payout ($)	All Other Compen- sation ($)
Ken Z. Cai Chairman, CEO and Director	Dec. 31/05 Dec. 31/04 Dec. 31/03	110,730(10) 130,295(10) 113,400(10)	30,7750(10) 80,000(10) Nil	Nil Nil Nil	Nil Nil Nil	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A
William Meyer (2) Chairman and Director	Dec. 31/05 Dec. 31/04 Dec. 31/03	Nil Nil Nil	1,750 5,000(1) Nil	Nil Nil Nil	Nil Nil Nil	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A
Mark Orsmond (3) Vice President Finance and Chief Financial Officer	Dec. 31/05 Dec. 31/04 Dec. 31/03	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A
Robert S. Tyson (4) Vice President Corporate Development	Dec. 31/05 Dec. 31/04 Dec. 31/03	27,750 Nil Nil	2,500 Nil Nil	Nil Nil Nil	100,000 Nil Nil	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A
Brigitte McArthur(5) Corporate Secretary	Dec. 31/05 Dec. 31/04 Dec. 31/03	35,975 Nil Nil	3,600 Nil Nil	Nil Nil Nil	100,000 Nil Nil	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A
Jin (Fiona) Zhou (6) Controller	Dec. 31/05 Dec. 31/04 Dec. 31/03	32,200 24,724 Nil	2,800 Nil Nil	Nil Nil Nil	Nil 100,000 Nil	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A

	Annual Compensation				Long Term Compensation
Name and Principal Position	Fiscal Year End	Consulting Fees/ Salary ($)	Bonus ($)	Other Ann. Comp ($)	Common Shares Under Options /SARs Granted (#)	Common Shares or Units Subject to Resale Restrictions ($)	LTIP Payout ($)	All Other Compen- sation ($)
Paul J. Johnston (7) Former VP Exploration	Dec. 31/05 Dec. 31/04 Dec. 31/03	43,371 Nil Nil	5,000 Nil Nil	Nil Nil Nil	150,000 Nil Nil	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A
Simon Anderson (8) Former Chief Financial Officer	Dec. 31/05 Dec. 31/04 Dec. 31/03	28,720 Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A
Michael Legg (9) Former Executive Vice President	Dec. 31/05 Dec. 31/04 Dec. 31/03	Nil 46,938 Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A

Notes:

(1)

Bonus pursuant to a private placement.

(2)

Mr. Meyer was a Member of the Audit Committee from November 1, 1999 to October 3, 2005.

(3)

Mr. Orsmond was appointed Vice President Finance and Chief Financial Officer on February 15, 2006.

(4)

Mr. Tyson was appointed Vice President Corporate Development on January 18, 2006.

(5)

Ms. McArthur was appointed Corporate Secretary on April 1, 2005.

(6)

Ms. Zhou was appointed Controller on June 23, 2004.

(7)

Mr. Johnston was appointed VP Exploration on June 13, 2005 and resigned on January 31, 2006.

(8)

Fee are paid to MCSI Consulting Services Inc., a company in which Mr. Anderson holds an interest, pursuant to a consulting agreement made between Minco Mining & Metals Corporation and MCSI Consulting Services Inc. dated February 11, 2005 (the “MCSI Agreement”).  Mr. Anderson is the Vice President of MCSI Consulting Services Inc. Pursuant to a cost sharing agreement made among the Company, Minco Mining & Metals Corporation and certain other parties, the Company is responsible for payment of its proportionate share of fees charged by MCSI under the MCSI Consulting Agreement.  Mr. Anderson provides his services under the terms of the MCSI Agreement at an hourly rate of $100.00 plus disbursements and GST.

(9)

Mr. Legg was the Company’s executive vice president between March 2004 and March 2005.  On March 21, 2005, the Company announced that the employment agreement with Mr. Legg had been terminated.

(10)

Fees are paid to Sinowin Investments Inc., a company controlled by Mr. Cai, pursuant to a consulting agreement made between Sinowin Investments Inc. and Minco Mining & Metals Corporation dated April 1, 2004 (the “Sinowin Consulting Agreement”).  Pursuant to a cost sharing agreement made among the Company, Minco Mining & Metals Corporation and certain other parties, the Company is responsible for payment of its proportionate shares of fees charged by Sinowin Investments Inc. under the Sinowin Consulting Agreement.   Dr. Cai serves as president and chief executive officer of Sinowin Investments Inc. providing consulting, management and supervision services in connection with the development of overall corporate strategy.

ATTENDANCE OF DIRECTORS AT BOARD AND COMMITTEE MEETINGS

The following table sets out the number of meeting held by the Board of Directors, independent directors and committees of the directors for the period commencing January 1, 2005 to May 3, 2006.

Summary of Board and Committee Meetings Held
Board of Directors	4
Independent Directors	0
Audit Committee	3

Summary of Board and Committee Meetings Held
Compensation Committee	0
Nominating Committee	0

Summary of Board and Committee Meetings Held
Directors	Board Meetings	Independent Director Meetings	Audit Committee Meetings (1)	Compensation Committee Meetings (2)	Nominating Committee Meetings (3)
Ken Z. Cai	4	N/A	N/A	N/A	N/A
William Meyer (4)	4	N/A	2	N/A	N/A
Robert Gayton	4	0	3	0	0
Robert Callander	4	0	3	0	0
Heinz Frey (5)	0	0	0	0	0
Hans Wick (5)	2	0	0	0	0

(1)

The Audit Committee was established in October 2005.  The Committee shall meet a four times annually, or more frequently as circumstances dictate.  The Audit Committee is comprised of Robert Gayton, Robert Callander and Heinz Frey.

(2)

The Compensation Committee was established in October 2005.  The Compensation Committee will meet as often as the Chair shall determine to be necessary or appropriate.  The Compensation Committee is comprised of Robert Gayton, Robert Callander and Heinz Frey.

(3)

The Nominating Committee was established in October 2005.  The Nominating Committee will meet as often as the Chair shall determine to be necessary or appropriate.  The Nominating Committee is comprised of Robert Gayton, Robert Callander and Heinz Frey.

(4)

Mr. Meyer was a member of the Audit Committee until October 2005.

(5)

Heinz Frey became a director on January 30, 2006 upon the resignation of Hans Wick.  Mr. Frey was nominated to the Audit Committee, Compensation Committee and Nominating Committee on January 30, 2006.

OPTION GRANTS DURING THE

MOST RECENTLY COMPLETED FINANCIAL YEAR

There were a total of 667,500 options granted during the year ending December 31, 2005.  The following table provides details with respect to stock options, if any, granted to the NEOs and other executive officers of the Company during the year ending December 31, 2005.

Name	Securities Under Options Granted (#) (1)	Grant Date	% of Total Options Granted to Employees in Financial Year	Exercise Price ($/Security)	Market Value of Securities Underlying Options on the Date of the Grant $/Security	Expiration Date
Paul J. Johnston	150,000 (1)	June 12, 2005	22.47%	1.12	1.12	June 13, 2008
Brigitte McArthur	75,000 25,000	April 1, 2005 July 5, 2005	11.24% 3.75%	1.35 1.07	1.35 1.07	April 1, 2010 July 5, 2010

Note:

(1)

All 150,000 Stock Options were cancelled on February 10, 2006.

AGGREGATED OPTIONS/SAR EXERCISED DURING THE MOST

RECENTLY COMPLETED FINANCIAL YEAR AND

FINANCIAL YEAR-END OPTION’S PAR VALUES

The following table provides information regarding options held by the NEOs and other executive officers as at December 31, 2005 and options exercised by them during the year ended December 31, 2005.

Name	Securities Acquired on Exercise (#)	Aggregate Value Realized ($)	Unexercised Options at the end of the Financial Year (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options As of December 31, 2005 ($) (1) Exercisable/ Unexercisable
Ken Z. Cai	Nil	Nil	742,000 exercisable Nil unexercisable	1,001,700 exercisable Nil unexercsiable
William Meyer	Nil	Nil	475,000 exercisable Nil unexercisable	641,250 exercisable Nil unexercsiable
Paul J. Johnston	Nil	Nil	Nil exercisable 150,000 unexercisable	Nil exercisable 91,500 unexercsiable
Simon Anderson	Nil	Nil	Nil	Nil
Brigitte McArthur	Nil	Nil	Nil exercisable 100,000 unexercisable	Nil exercisable 45,000 unexercsiable
Fiona Zhou	Nil	Nil	Nil exercisable 100,000 unexercisable	Nil exercisable 23,000 unexercsiable

(1)

Based on the closing price of the Company’s common shares on the Toronto Stock Exchange on December 30, 2005 being $1.73.

B.

Compensation of Directors of the Company

Due to the onerous amount of work associated with currently applicable securities legislation and ongoing compliance requirements, the Company has instituted a modest compensation plan for the independent directors of the Company.  This compensation plan was initiated in January 2006.  The compensation of the Independent directors is as follows:  i) Annual Retainer: $10,000; and ii) Fees per Meeting: Chair $1,000, Member $500.  The meeting fees will be paid to independent directors attending in person or via telephone.  The independent directors will also be granted 50,000 stock options annually.  The Company does not propose to pay or distribute any non-cash compensation during the current financial year, other than the possible grant of incentive stock options.

C.

Composition of Compensation Committee

The Compensation Committee was established in October 2005 and is comprised of Robert Callander, Robert Gayton and Heinz Frey, each of whom is an independent director.  The Compensation Committee has the responsibility for determining executive and management direct remuneration and stock options.  As the Compensation Committee has only recently been established, it has not yet held its first meeting as of the date of this Information Circular.  The Compensation Committee will meet as often as the Chair shall determine to be necessary or appropriate.

D.

Report on Executive Compensation

The Compensation Committee of the Board of Directors of the Company has the responsibility for, among other things, establishing, reviewing and recommending to the Board compensation and incentive plans and programs and reviewing and approving compensation and awards under compensation and incentive plans and programs for the CEO and senior officers, with the intention of attracting, retaining and appropriately rewarding officers in order to motivate their performance in the achievement of the Company’s business objectives and aligning their interest with the long-term interests of the shareholders of the Company.

The Compensation Committee will meet as often as the Chair shall determine to be necessary or appropriate.  It is intended that, in carrying out its duties, the Compensation Committee will among other things rely on a review of compensation paid by companies within the Company’s peer group.  It will also consider the Company’s performance in achieving milestones that it may set for itself from time to time as well as the growth in its share price against its peer group. The objective of the Compensation Committee will be to set compensation in-line with the compensation paid by companies within the Company’s peer group.  In order to meet this objective, the Compensation Committee will establish executive compensation comprised of a combination of base salaries, short term incentives (bonuses) and long-term incentives (stock options) proportioned to maximize the Company’s short and long term objectives.

As the Compensation Committee has only recently been established, it has not yet held its first meeting as of the date of this Information Circular.

E.

Options to Purchase Securities

During the financial year ended December 31, 2005, a total of 250,000 stock options were granted to directors, executive officers and other officers of the Company as follows:

Name of Directors or Executive Officer	Position	Number of Shares	Date of Grant	Price per Share (Exercise $)	Expiration Date
Paul J. Johnston	Vice President Exploration	150,000(1)	June 12, 2005	1.12	June 12, 2008
Brigitte McArthur	Corporate Secretary	75,000 25,000	April 1, 2005 July 5, 2005	1.35 1.07	April 1, 2010 July 5, 2010
TOTAL		250,000

Note:

(1)

All 150,000 stock options were cancelled on February 10, 2006

Performance Graph

The following chart compares the total cumulative shareholder return for $100 invested in common shares of the Company since December 31, 2000 with the cumulative total return of the S&P/TSX composite index-metals and mining, for the five most recently completed fiscal years of the Company.

	2-Dec-00	31-Dec-01	31-Dec-02	31-Dec-03	31-Dec-04	31-Dec-05

Common shares of Minco Mining & Metals	100	100	192	816	668	704
S&P / TSX composite index - Metals and mining	100	116	126	169	172	215

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

Other than routine indebtedness, no Director, executive officer or senior officer of the Company, or any proposed nominee for election as a Director of the Company, or any associate or affiliate of any such Director, executive officer or senior officer or proposed nominee, is or has been indebted to the Company or any of its subsidiaries, or to any other entity that was provided a guarantee or similar arrangement by the Company or any of its subsidiaries in connection with the indebtedness, at any time since the beginning of the most recently completed financial year of the Company.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The Board of Directors of the Company, as a whole, is responsible for reviewing the overall governance principles of the Company and governance issues that arise during the course of the year.  The following table describes the Company’s corporate

Corporate Governance Disclosure Requirement		Comments
1. Board of Directors
(a)	Disclose the identity of directors who are independent.	The independent directors of the Company are: Robert Gayton, Robert Callander and Heinz Frey.
(b)	Disclose the identity of directors who are not independent, and describe the basis for that determination.	Ken Z. Cai is not independent as he is the President and CEO of the Company. William Meyer is not independent as he is the Chairman of the Company.
(c)

Disclose whether or not a majority of directors are independent. If a majority of directors are not independent, describe what the board of directors (the “board”) does to facilitate its exercise of independent judgement in carrying out its responsibilities.

A majority of the directors of the Company are independent (three out of five).
(d)	If a director is presently a director of any other issuer that is a reporting issuer (or the equivalent) in a jurisdiction or a foreign jurisdiction, identify both the director and the other issuer.	Directorships of the directors of the Company are set out in this Information Circular in the table under the heading Fixing the number of Directors and Election of Directors
(e)

Disclose whether or not the independent directors hold regularly scheduled meetings at which non-independent directors and members of management are not in attendance. If the independent directors hold such meetings, disclose the number of meetings held since the beginning of the issuer’s most recently completed financial year. If the independent directors do not hold such meetings, describe what the board does to facilitate open and candid discussion among its independent directors.

To date, there have been no meetings of the independent Directors of the Company.  In the future, it is intended that the independent directors hold regularly scheduled, and ad hoc, meetings at which non-independent directors and members of management are not in attendance.

(f)

Disclose whether or not the chair of the board is an independent director. If the board has a chair or lead director who is an independent director, disclose the identity of the independent chair or lead director, and describe his or her role and responsibilities. If the board has neither a chair that is independent nor a lead director that is independent, describe what the board does to provide leadership for its independent directors.

The board has appointed Robert Callander to serve as “lead director” to provide leadership to its independent directors.
(g)	Disclose the attendance record of each director for all board meetings held since the beginning of the issuer’s most recently completed financial year.

The attendance of each director for all board and committee meetings since January 1, 2005 is set out in this Information Circular in the table under the heading Attendance of Directors at Board and Committee Meetings.

2. Board Mandate
Disclose the text of the board’s written mandate. If the board does not have a written mandate, describe how the board delineates its role and responsibilities.

The board has a written mandate which is: Advocate and support the best interests of the Company; Review and approve strategic, business and capital plans for the Company; Ensure that specific and relevant corporate measurements are developed and adequate controls and information systems are in place with regard to business performance; Review the principal risks of the Company’s business and pursue the implementation of appropriate systems to manage such risks; Monitor progress and efficiency of strategic, business, and capital plans and require appropriate action to be taken when performance falls short of goals; Establish and monitor a Code of Ethics for directors, senior officers, and employees to address, among other matters, conflicts of interest, protection and proper use of corporate assets and opportunities, fair dealing with third parties, compliance with laws, rules and regulations, and reporting of any illegal or unethical behaviour; Review measures implemented and maintained by the Company to ensure compliance with statutory and regulatory requirements; Review and monitor the effectiveness of the Audit Committee, and the Audit Committee Charter, on at least an annual basis; Select, evaluate, and compensate the senior management; Grant share options or share appreciation rights, or both, and monitor the evaluation and compensation of senior management; Monitor the practices of management to ensure appropriate and timely communication of material information concerning the Company to its shareholders;  in addition, assume responsibility for the Communication Policy of the Company to ensure that it addresses how the Company interacts with analysts and the public and that it contains measures for the Company to avoid selective disclosure and ensures that insiders understand their obligations with respect to trading in securities of the Company; Monitor compliance with the Communication Policy and be responsible for the granting of any waivers therefrom; Monitor overall safety and environmental policies and programs; Monitor the development and implementation of programs for management succession and development; and Discharge such other duties as may be required for the good stewardship of the Company.

3. Position Descriptions
(a)

Disclose whether or not the board has developed written position descriptions for the chair and the chair of each board committee. If the board has not developed written position descriptions for the chair and/or the chair of each board committee, briefly describe how the board delineates the role and responsibilities of each such position.

The board has developed written position descriptions for the chair and the chair of each board committee. An outlined in stated in the Company’s Statement of Governance Policies of the Board of Directors, a copy of which may be obtained by written request to the Company’s offices located at #1980 – 1055 West Hastings Street, Vancouver, B.C.  6E 2E6

(b)

Disclose whether or not the board and CEO have developed a written position description for the CEO. If the board and CEO have not developed such a position description, briefly describe how the board delineates the role and responsibilities of the CEO.

The board and CEO have not developed a written position description for the CEO.  To date, the Company’s full board of directors has been responsible for the review and approval of the corporate objectives that the CEO is responsible for meeting as well as the assessment of the CEO’s performance against these objectives.  In the future, it is intended that the independent board members will conduct regular reviews and assessments of the CEO’s performance. Management is responsible for the day-to-day operations of the Company, reviewing and implementing strategies, budgeting and monitoring performance against budget and identifying opportunities and risks.

4. Orientation and Continuing Education
(a)

Briefly describe what measures the board takes to orient new directors regarding (i) the role of the board, its committees and its directors, and (ii) the nature and operation of the issuer’s business.

The board provides ad hoc orientation for new directors. All directors receive a director’s manual containing a record of historical public information about the Company, copies of the Company’s charters and other relevant information.

(b)

Briefly describe what measures, if any, the board takes to provide continuing education for its directors. If the board does not provide continuing education, describe how the board ensures that its directors maintain the skill and knowledge necessary to meet their obligations as directors.

The board provides continuing education for directors on an ad hoc basis in respect of issues that are necessary for them to understand to meet their obligations as directors. All of the directors are actively involved in their respective areas of expertise.

5. Ethical Business Conduct
(a)	Disclose whether or not the board has adopted a written code for the directors, officers and employees. If the board has adopted a written code:		The board has adopted a written Code of Ethics for the directors, officers of the Company.
	(i)	disclose how a person or company may obtain a copy of the code;

A copy of the Code of Ethics may be obtained by written request to the Company’s offices located at #1980 – 1055 West Hastings Street, Vancouver, B.C.  6E 2E6 or can be viewed on the Company’s website at www.mincomining.ca.

	(ii)	describe how the board monitors compliance with its code, or if the board does not monitor compliance, explain whether and how the board satisfies itself regarding compliance with its code; and	Each director and officer is advised that the Code of Ethics is an obligation and that he or she is also advised and given copies of the Company’s Communication Policy ( Whistle Blower Policy).
(iii)

provide a cross-reference to any material change report filed since the beginning of the issuer’s most recently completed financial year that pertains to any conduct of a director or executive officer that constitutes a departure from the code.

No material change report has been filed since January 1, 2005, or ever, that pertains to any conduct of a director or executive officer that constitutes a departure from the code.

(b)

Describe any steps the board takes to ensure directors exercise independent judgement in considering transactions and agreements in respect of which a director or executive officer has a material interest.

If a director or executive officer is interested in any transaction or agreement before the board, the interested directors or executive officers must abstain from voting on such issues or topics.
(c)	Describe any other steps the board takes to encourage and promote a culture of ethical business conduct.

The board advocates a high standard of integrity for all its members and the Company. To this end, all directors and officers are required to read and understand the Company’s Code of Ethics and Communications Policy.

6. Nominations of Directors
(a)	Describe the process by which the board identifies new candidates for board nomination.	The Nominating Committee is responsible for proposing new nominees to the board. This committee is also responsible for identifying required competencies and characteristics of potential directors.
(b)

Disclose whether or not the board has a nominating committee composed entirely of independent directors. If the board does not have a nominating committee composed entirely of independent directors, describe what steps the board takes to encourage an objective nomination process.

All members of the Nominating Committee are independent.
(c)	If the board has a nominating committee, describe the responsibilities, powers and operation of the nominating committee.

The Nominating Committee has the responsibility of, among other things: (i) recommending to the board, on an annual basis, nominees for election as directors for the next annual meeting of shareholders and nominees for appointment to Committees of the board; and (ii) analyzing the needs of the board when vacancies arise on the board and Committees and recommending nominees who meet such needs.

7. Compensation
(a)	Describe the process by which the board determines the compensation for the issuer’s directors and officers.

It is intended that the Compensation Committee review directors’ compensation annually and make recommendations to the board. In assessing directors’ compensation, the Compensation Committee will review the compensation paid to directors of comparable companies. The Compensation Committee will monitor, and make recommendations to the board in respect of, the performance of senior management and approve their compensation.

(b)

Disclose whether or not the board has a compensation committee composed entirely of independent directors. If the board does not have a compensation committee composed entirely of independent directors, describe what steps the board takes to ensure an objective process for determining such compensation.

The board has a Compensation Committee each of the members of which is an independent director.

(c)	If the board has a compensation committee, describe the responsibilities, powers and operation of the compensation committee.

The Compensation Committee has the responsibility for determining executive and management direct remuneration and stock options. The President’s function in relation to the Compensation Committee is to make specific recommendations on remuneration with supporting commentary on individual performance and industry standards.

(d)

If a compensation consultant or advisor has, at any time since the beginning of the issuer’s most recently completed financial year, been retained to assist in A compensation consultant was not retained to assist in determining compensation for any of the issuer’s directors and officers, disclose the identity of the consultant or advisor and briefly summarize the mandate for which they have been retained.  If the consultant or advisor has been retained to perform any other work for the issuer, state that fact and briefly describe the nature of the work.

A compensation consultant or advisor was not retained in 2005.
8. Other Board Committees
	If the board has standing committees other than the audit, compensation and nominating committees, identify the committees and describe their function.	The Company does not have any standing committees, other than the Audit Committee, Compensation Committee and Nominating Committee.
9. Assessments

Disclose whether or not the board, its committees and individual directors are regularly assessed with respect to their effectiveness and contribution. If assessments are regularly conducted, describe the process used for the assessments. If assessments are not regularly conducted, describe how the board satisfies itself that the board, its committees, and its individual directors are performing effectively.

It is intended that the Nominating Committee will review, on an annual basis, the overall effectiveness of the board, committees and individual directors.

Composition of the Audit Committee

The following are the members of the Committee:

Robert Gayton (1)	Independent (2)	Financially Literate (3)
Heinz Frey	Independent (2)	Financially Literate (3)
Robert M. Callander	Independent (2)	Financially Literate (3)

(1)

As of the date of this Information Circular, Mr. Gayton is a Director but will not stand for nomination at the Annual General Meeting to be held on June 27, 2006.

(2)

A member of an audit committee is independent if the member has no direct or indirect material relationship with the Company, which could, in the view of the Board of Directors, reasonably interfere with the exercise of a member’s independent judgment.

(3)

An individual is financially literate if he has the ability to read and understand a set of financial statements that present a breadth of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company’s financial statements.

Audit Committee Oversight

At no time since the commencement of the Company's most recently completed financial year was a recommendation of the Committee to nominate or compensate an external auditor not adopted by the Board of Directors.

Reliance on Certain Exemptions

At no time since the commencement of the Company's most recently completed financial year has the Company relied on the exemption in Section 2.4 of MI 52-110 (De Minimis Non-audit Services), or an exemption from MI 52-110, in whole or in part, granted under Part 8 of Multilateral Instrument 52-110.

Pre-Approval Policies and Procedures

The Committee has adopted specific policies and procedures for the engagement of non-audit services as described above under the heading "External Auditors".

External Auditor Service Fees (By Category)

The aggregate fees billed by the Company's external auditors in each of the last two fiscal years for audit fees are as follows:

Financial Year Ending	Audit Fees ($)	Audit Related Fees ($)	Tax Fees ($)	All Other Fees ($)
December 31, 2005	79,325	31,370	13,275	-
December 31, 2004	45,990	3,500	250	-

MANAGEMENT CONTRACTS

The business of the Company is managed by its directors and officers and the Company is not a party to any management contracts with persons who are not officers or directors of the Company.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets out particulars of the compensations plans and individual compensation arrangements under which equity securities of the Company are authorized for issuance as at December 31, 2005.

Plan Category	A Number of securities to be issued upon exercise of outstanding options, warrants and rights	B Weighted average exercise price of outstanding options, warrants and rights	C Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column A)
Equity compensation plans approved by security holders	2,954,500	$0.98	3,024,726
Equity compensation plans not approved by security holders	-	-	-
TOTAL	2,954,500	$0.98	3,024,726

PARTICULARS OF OTHER MATTERS TO BE ACTED UPON

A.

Future Financing

Shareholders will be asked to authorize the Directors, in their discretion, to issue shares in excess of the Company’s issued and outstanding common shares in accordance with the terms of any proposed future acquisitions, private placement, rights offering or prospectus financing and corresponding brokers’ warrants, at such price or prices, in such amount or amounts and to such individuals or entities as may be determined by the Board of Directors of the Company with any resulting possible effective changes in control of the Company consequent thereon acceptable with the appropriate regulatory authorities.

Shareholders will be asked at the Meeting to consider and, if deemed advisable, approve with or without variation the following resolution:

“RESOLVED, as an Ordinary Resolution, that:

(a)

subject to necessary regulatory approval, the Directors of the Company are authorized to reserve for issuance in excess of the Company’s issued and outstanding common shares in accordance with the terms of any proposed future acquisitions, private placements, rights offering or prospectus financing and corresponding brokers’ warrants, at such price or prices, in such amount or amounts and to such individuals or entities as may be determined by the Board of Directors of the Company with any resulting possible effective changes in control of the Company consequent thereon acceptable with the appropriate regulatory authorities at such prices and subject to such terms as the Board of Directors may determine from time to time and the Exchange will accept;

(b)

the Company is hereby authorized to use the proceeds from any future private placements, rights offering or prospectus financing and corresponding brokers’ warrants or shares for debt settlements, pursuant to the Exchange’s Policies; and

(c)

any Director or officer of the Company be and is hereby authorized to execute subscription agreements for the private placement as provided for in this resolution and to execute and deliver all such other deeds, documents, and writings and perform such acts as may be necessary in order to give effect to this resolution.”

B.

Approval and Ratification of Acts of Directors

Management of the Company proposes that the Shareholders ratify, approve and confirm the actions, deeds and conduct of the directors and officers taken on behalf of the Company since the last annual general meeting. Accordingly, Shareholders will be asked to consider and approve the following resolutions, with or without modification:

“RESOLVED, as an Ordinary Resolution, that:

(a)

Notwithstanding (i) any failure to properly convene, proceed with, or record any meeting of the Board of Directors or Shareholders of Minco Mining & Metals Corporation (the “Company”) for any reason whatsoever, including, without limitation, the failure properly to waive or give notice of a meeting, hold a meeting in accordance with a notice of a meeting, have a quorum present at a meeting, sign the minutes of a meeting or sign a ballot electing a slate of directors; or (ii) any failure to pass any resolution of the directors or Shareholders of the Company or any articles of the Company for any reason whatsoever, all approvals, appointments, elections, resolutions, contracts, acts and proceedings enacted,

(b)

passed, made done or taken since June 27, 2005 as set forth in the minutes of the meetings, or resolutions of the Board of Directors or Shareholders of the Company or other documents contained in the minutes book and record book of the Company, or in the financial statements of the Company, and all action heretofore taken in reliance upon the validity of such minutes, documents and financial statements, are hereby sanctioned, ratified, confirmed and approved; and

(c)

Without limiting the generality of the foregoing, all resolutions, contracts, acts and proceedings of the Board of Directors of the Company enacted, made, done or taken since the last annual general meeting as set forth or referred to in the minutes and record books of the Company or in the financial statements of the Company, are hereby approved, ratified and confirmed.”

OTHER MATTERS

It is not known if any other matters will come before the Meeting other than set forth above and in the Notice of Meeting, but if such should occur, the persons named in the accompanying Proxy intend to vote on any poll, on such matters in accordance with their best judgment, exercising discretionary authority with respect to amendments or variations of matters identified in the Notice of Meeting and other matters which may properly come before the Meeting or any adjournment thereof.

ADDITIONAL INFORMATION

Additional information regarding the Company is available on SEDAR at www.sedar.com. Shareholders can obtain copies of the Company’s financial statements and management discussion and analysis of financial results by sending a request in writing to the Company at Suite 1980, 1055 West Hastings Street, Vancouver, British Columbia, V6E 2E9, or by sending an email to the Company at info@mincomining.ca. Financial information regarding the Company is provided in the Company’s audited financial statements for the years ended December 31, 2005 and 2004 and in the accompanying management discussion and analysis, both of which are available on SEDAR at www.sedar.com.

APPROVAL AND CERTIFICATE

The contents of this Information Circular have been approved and this mailing has been authorized by the Directors of the Company.

The foregoing contains no untrue statement of material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it is made.

DATED at Vancouver, British Columbia, May 5, 2006.

“Ken Cai”

President, Chief Executive Officer

& Director